Exhibit No. 4.2
JOINDER AGREEMENT
US LEC iTEL, L.L.C.
Morrocroft III
6801 Morrison Boulevard
Charlotte, North Carolina 28211
September 27, 2006
U.S. Bank National Association
Attention: Corporate Trust Administration
60 Livingston Avenue
EP-MN-WS3C
St. Paul, Minnesota 55107-2292
Ladies and Gentlemen:
          Reference is made to that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of September 30, 2004, made by US LEC CORP., a Delaware corporation (the “Company”), the Guarantors party thereto and U.S. BANK NATIONAL ASSOCIATION, a national banking organization, as trustee (in such capacity and together with any successors in such capacity, the “Trustee”).
          This letter supplements the Security Agreement and is delivered by the undersigned, US LEC iTEL, L.L.C., a North Carolina limited liability company and the successor to US LEC Acquisition Co. (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the execution date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in the Indenture to the same extent that it would have been bound if it had been a signatory to the Indenture on the execution date of the Indenture. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Trustee, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Pledged Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and the Indenture.
          Annexed hereto are supplements to each of the schedules to the Security Agreement and the Indenture, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Security Agreement or the Indenture, as applicable.

Exhibit No. 4.2
          This agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
          THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Exhibit No. 4.2
          IN WITNESS WHEREOF, the New Pledgor has caused this letter agreement to be executed and delivered by its duly authorized officer as of the date first above written.

US LEC iTEL, L.L.C.

By:	/s/ J. Lyle Patrick

	Name:	J. Lyle Patrick
	Title:	Executive Vice President and
Chief Financial Officer

AGREED TO AND ACCEPTED:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch

	Name:	Richard Prokosch
	Title:	Vice President